Exhibit 10.66

AMENDMENT TO THE LOAN RESTRUCTURING
AND RESTATEMENT AGREEMENT

This Amendment to the Loan Restructuring and Restatement Agreement (“Amendment”) dated this 7th day of April, 2003, is entered into by GLOBAL MED CHINA & ASIA LIMITED, a British Virgin Isles corporation (“GMCAL”) having a principal address of 2601 Island Place Tower, 510 King’s Road, Northpoint, Hong Kong China and GLOBAL MED TECHNOLOGIES, INC., a Colorado corporation (“Global Med”) having an address of 12600 West Colfax Avenue, Suite C420, Lakewood, Colorado 80215 (collectively the “Parties”).

         Whereas, Global Med and eBanker USA.com, Inc. entered into the Loan Restructuring and Restatement Agreement ("Agreement") on November 19, 2000, which eBanker later transferred to GMCAL; and

         Whereas, pursuant to the Agreement, Global Med is to repay the principal amount ($3,828,700.00) of the Agreement on July 1, 2003 and the Parties wish to extend this repayment date;

         In Consideration of the promises, covenants, and the mutual agreements contained in this Amendment and other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, Global Med and GMCAL hereby covenant and agree to amend the Agreement as follows:

         1. Extension of Repayment Date. GMCAL agrees to extend the repayment date of the principal amount of $3,828,700 (three million eight hundred twenty-eight thousand seven hundred dollars) (“Debt”), from July 1, 2003 to January 1, 2004.

         2. Extension Fee. Global Med agrees to pay an Extension Fee of $287,152.50 (two hundred eighty seven thousand one hundred fifty two dollars and fifty cents) to GMCAL. Further, Global Med agrees to pay this Extension Fee as follows: $200,000 (two hundred thousand dollars) upon the execution of this Amendment and the remainder, $87,152.50 (eighty seven thousand one hundred fifty two dollars and fifty cents) on January 1, 2004. There shall be no prepayment penalties on this Extension Fee. The Extension Fee incorporates and includes the interest on the Debt for the period from July 1, 2003 to January 1, 2004.

Besides the Extension of Repayment Date and the addition of the Extension Fee herein, the Agreement, including the Guaranty and Security Agreement referenced and incorporated in the Agreement, shall remain unchanged and in full force and effect.

Global Med represents that as of the date of this Amendment a check for the amount of $200,000 issued by Global Med has been mailed to GMCAL.

IN WITNESS WHEREOF, this Amendment to the Loan Restructuring and Restatement Agreement has been duly executed and delivered by the Parties hereto as of the date first written.

GLOBAL MED TECHNOLOGIES, INC. By:/s/ Michael I. Ruxin, MD Position: Chairman and Chief Executive Officer Date: April 8, 2003	GLOBAL MED CHINA & ASIA LIMITED By: /s/ Tony Chan Position: Director Date: April 7, 2003